Exhibit 99.1

- NEWS RELEASE -

Boeing Reports Fourth-Quarter and Full-Year 2003 Results; Updates Outlook

-	Record revenues and unprecedented orders at Integrated Defense Systems along with continued strong operating performance at Commercial Airplanes

Financial Highlights:

•	Earnings Per Share (EPS)
-	Q4: $1.37 (includes $0.87 tax refund)
-	Full Year: $0.86 (includes $1.01 goodwill charge and $0.87 tax refund)
•	Revenue
-	Q4: $13.2 billion
-	Full Year: $50.5 billion
•	Operating Cash Flow
-	Q4: $3.6 billion (includes $1.1 billion tax refund)
-	Full Year: $3.9 billion (includes $1.7 billion in pension contributions and $1.1 billion tax refund)
•	Cash Balance
-	$4.6 billion on 12/31/2003

Selected Operating Highlights:

•	Boeing Commercial Airplanes achieved solid operating margins on lower planned deliveries of 281 airplanes; won key orders from China, All Nippon Airways, AirTran, Southwest, and Ryanair; received Board of Directors approval to offer the new 7E7 airplane; successfully completed 777-300ER flight test program
•	Integrated Defense Systems delivered strong performance across most of its broad portfolio of defense businesses and captured unprecedented orders of more than $50 billion, including $14.8 billion for the U.S. Army’s Future Combat System, $8.6 billion for an F/A-18 multi-year production extension, and key orders for missile defense, EA-18G Growler, Apache attack helicopters, and the Small Diameter Bomb; commercial space challenges resulted in second quarter charge
•	Other Boeing Businesses made progress as Boeing Capital delivered higher earnings and refocused its strategy while Connexion by BoeingSM continued to build momentum with firm contracts to install the service on 119 aircraft at Lufthansa, SAS, All Nippon Airways, and Japan Airlines

Table 1. Summary Financial Results
(Millions, except per share data)	4th Quarter		% Change	Full Year		% Change
	2003	2002		2003	2002

Revenues	$13,214	$13,695	(4%)	$50,485	$54,061	(7%)
Reported Net Income	$1,112	$590	88%	$698	$492	42%
Reported Earnings per Share	$1.37	$0.73	88%	$0.86	$0.61	41%
Diluted EPS Impact of Non-Cash SFAS 142 Goodwill Impairment Charges				($1.01)	($2.26)

Adjusted Earnings per Share*	$1.37	$0.73	88%	$1.87	$2.87	(35%)
Average Diluted Shares for EPS	809.2	807.8		808.9	808.4

*	A complete definition and discussion of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is attached at the end of the release.

CHICAGO, Jan. 29, 2004 — The Boeing Company [NYSE: BA] reported net income of $1.1 billion for the fourth quarter, or $1.37 per share, on revenues of $13.2 billion. Reported net income for 2003 totaled $0.7 billion, or $0.86 per share, on revenues of $50.5 billion. The results include a $1.01 per share non-cash charge to revalue goodwill balances in the first quarter and a $0.87 per share gain related to a federal tax refund in the fourth quarter.

“This past year was notable both for the solid performance turned in by most of our businesses, as well as the challenges we faced,” Boeing President and CEO Harry Stonecipher said. “Integrated Defense Systems delivered strong fourth-quarter operating performance and over $50 billion of new orders for the year, which strengthen our revenue outlook going forward. Despite the most severe market challenges our industry has faced, Boeing Commercial Airplanes continues to perform well in terms of productivity and profitability. With the Board’s approval to begin selling the 7E7, we are well positioned as the industry recovers with an airplane we believe will provide significant benefits to airlines and passengers,” he added.

“While there is no doubt that the emergence of ethical issues during the year was deeply disappointing to all of us, I feel strongly that we acted quickly and aggressively to address the issues,” Stonecipher said. “As we move into 2004, our focus is on execution, demonstrating our commitment to integrity, and raising our performance to a new level.”

The Company’s 2003 earnings from operations of $0.4 billion reflect lower commercial airplane deliveries, commercial space charges, lower pension income, and the revaluation of commercial financing and goodwill assets (see Table 2). These factors were partially offset by continued growth and strong operating performance in the Company’s portfolio of defense businesses and by continued improvements in operating efficiencies at Commercial Airplanes. Excluding the goodwill impairment charges reported earlier in the year, adjusted earnings from operations* were $1.3 billion for 2003.

Table 2. Earnings from Operations & Margins
(Millions, except margin percent)	4th Quarter		Full Year
	2003	2002	2003	2002

Earnings from Operations	$672	$920	$423	$3,450

Add Back: Goodwill Impairment Charges(1)(2)			$913

Adjusted Earnings from Operations*	$672	$920	$1,336	$3,450

Operating Margin	5.1%	6.7%	0.8%	6.4%
Adjusted Operating Margin*	5.1%	6.7%	2.6%	6.4%

(1)	See SEC filings, including Boeing press releases dated April 10, 2003, and April 23, 2003, for additional information.

(2)	Upon adopting SFAS 142 in the first quarter of 2002, The Company recorded a transitional goodwill impairment charge of $2.4 billion, $1.8 billion net of tax, presented as a cumulative-effect-of-accounting change. This charge did not impact 1Q02 reported earnings from operations.

Pre-tax expense for share-based plans totaled $108 million in the fourth quarter and $456 million for 2003 reducing earnings per share by $0.08 and $0.36, respectively. These expenses are non-cash and are attributable to the Company’s equity compensation plans. Deferred stock compensation expense attributable to vested and undistributed performance shares, which is separately determined based on the quarterly change in the Company’s stock price, reduced fourth quarter earnings per share by $0.04 as the Company’s stock price rose in the period. For the year, deferred stock compensation expense reduced earnings per share by $0.05 as the Company’s stock price increased almost 28 percent.

Cash flow remained strong as the Company generated $3.6 billion and $3.9 billion of operating cash flow for the fourth quarter and the full year, respectively. Discretionary cash contributions to the Company’s pension plans reduced operating cash flow for 2003 by $1.7 billion, but were partially offset by a $1.1 billion dollar tax refund received in the fourth quarter. As shown in Table 3, free cash flow* for the year, measured after investments in property, plant, and equipment, also remained solid at $3.2 billion. Excluding the impact of the tax refund, free cash flow* in the fourth quarter was $2.3 billion.

Table 3. Cash Flow
	4th Quarter		Full Year
(Millions)	2003	2002	2003	2002

Operating Cash Flow(1)(2)	$3,649	$1,270	$3,898	$4,236

Less Property, Plant & Equipment, Net	($263)	($415)	($741)	($1,001)

Free Cash Flow*	$3,386	$855	$3,157	$3,235

(1)	Includes full-year pension contributions totaling $0.3 billion in 2002 and $1.7 billion in 2003. Includes $1.1 billion in tax refund in fourth quarter of 2003.

(2)	2003 operating cash flow includes $1.7 billion of inter-company cash received from the sale of aircraft by Commercial Airplanes for customers who receive financing from BCC compared to $2.7 billion in 2002. 4Q03 operating cash flow includes $0.3 billion of cash received from these transactions compared to $0.5 billion in 4Q02. 2002 operating cash flow reflects previously disclosed reclassification of certain cash flows into investing activities.

The Company’s cash balance at year end totaled $4.6 billion, up substantially from $1.7 billion at the end of the third quarter and $2.3 billion at the end of 2002 (see Table 4). Excluding BCC and non-recourse debt, the Company’s debt increased slightly in 2003 to $4.7 billion after a successful debt refinancing early in the year. Debt at Boeing Capital decreased by approximately $300 million as the unit implemented its announced strategy to reduce financing portfolio growth and risk.

Table 4. Year-End Cash and Debt Balances
	Year-End
(Billions)	2003	2002

Cash	$4.6	$2.3

Debt Balances:

The Boeing Company	$4.7	$4.4
Boeing Capital Corporation	$9.1	$9.4
Non-Recourse Customer Financing	$0.6	$0.6

Total Consolidated Debt	$14.4	$14.4

Segment Results

Boeing Commercial Airplanes

During 2003, Commercial Airplanes aggressively managed for profitability through the downturn in its markets while positioning itself for long-term strength. In December, Commercial Airplanes received authority from the Board of Directors to offer the 7E7 mid-sized airplane, which is designed to provide airlines with substantial gains over current-generation aircraft in efficiency, environmental friendliness, and passenger comfort. Customer interest in the 7E7 is high and the Company projects the addressable market to be approximately $400 billion over the next 20 years.

Commercial Airplanes’ results for the fourth quarter and full year are summarized in Table 5 and reflect solid operating performance on planned lower delivery volumes and the third-quarter decision to complete 757 production after delivering more than 1,000 airplanes over two decades.

Table 5. Commercial Airplanes Operating Results
(Millions, except deliveries & margin percent)	4th Quarter		% Change	Full Year		% Change
	2003	2002		2003	2002

Commercial Airplanes Deliveries	71	86	(17%)	281	381	(26%)

Revenues	$5,843	$6,349	(8%)	$22,408	$28,387	(21%)
Earnings from Operations	$471	$484	(3%)	$707	$2,017	(65%)

Add Back: Goodwill Impairment Charges				$341

Adjusted Earnings from Operations*	$471	$484	(3%)	$1,048	$2,017	(48%)

Operating Margins	8.1%	7.6%		3.2%	7.1%
Adjusted Operating Margins*	8.1%	7.6%		4.7%	7.1%

For 2003, Commercial Airplanes delivered 281 airplanes generating $22.4 billion of revenue. Operating earnings for the year totaled approximately $0.7 billion, reflecting lower revenues, a goodwill impairment charge in the first quarter, and the decision to conclude the 757 program. These impacts were partially offset by continued improvements in operating efficiencies. Excluding the goodwill impairment charge, adjusted operating earnings* for the year totaled approximately $1.0 billion.

During the fourth quarter, deliveries of commercial airplanes decreased 17 percent to 71 airplanes, and revenues fell 8 percent to $5.8 billion, when compared with the fourth quarter of 2002. Operating earnings totaled $471 million and operating margins increased to 8.1 percent.

Commercial Airplanes captured 81 gross orders during the quarter and 240 for the year from a broad cross-section of customers including many leading low-cost airlines. Contractual backlog totaled $63.9 billion on December 31 compared with $68.2 billion at the end of 2002.

Integrated Defense Systems

Integrated Defense Systems (IDS) delivered solid revenue growth and operating profitability as its defense and intelligence businesses continued to perform in strong markets. During 2003, IDS won unprecedented orders of more than $50 billion. IDS faced challenges in 2003 that impacted its results, primarily in its Launch and Orbital Systems segment, including continued weakness in its commercial space markets and ethics issues related to the U.S. Air Force EELV contract. However, with a broad portfolio of traditional platforms and transformational programs along with success in winning new business, IDS is well positioned to deliver continued growth and profitability. IDS results are summarized in Table 6.

Table 6. Integrated Defense Systems Operating Results	4th Quarter		% Change		Full Year		% Change
(Millions, except margin percent)	2003	2002			2003	2002

Revenues
Aircraft and Weapon Systems	$2,589	$2,842	(9%	)	$10,766	$10,569	2%
Network Systems	$2,870	$2,535	13%		$9,384	$8,113	16%
Support Systems	$1,182	$967	22%		$4,219	$3,484	21%
Launch and Orbital Systems	$605	$668	(9%	)	$2,992	$2,791	7%

Total IDS Revenues	$7,246	$7,012	3%		$27,361	$24,957	10%

Earnings / (Losses) from Operations
Aircraft and Weapon Systems	$318	$293	9%		$1,422	$1,269	12%
Network Systems(2)	$240	$216	11%		$626	$546	15%
Support Systems	$139	$106	31%		$472	$376	26%
Launch and Orbital Systems(1)(2)	($94)	($56)	N.M.		($1,754)	($182)	N.M.

Total IDS Earnings from Operations	$603	$559	8%		$766	$2,009	(62%	)

Add Back: Goodwill Impairment Charges	—	—			$572	—

Adjusted Earnings from Operations*	$603	$559	8%		$1,338	$2,009	(33%	)

Operating Margins	8.3%	8.0%			2.8%	8.0%
Adjusted Operating Margins*	8.3%	8.0%			4.9%	8.0%

(1)	1Q03 results includes SFAS 142 goodwill impairment charges totaling $572 million.

(2)	2Q03 results include previously disclosed charges of $1,030 million at Launch and Orbital Systems, and $70 million at Network Systems. “N.M.” = Not Meaningful

Revenues for 2003 were $27.4 billion, up 10 percent over 2002 driven by growth in all four of IDS’s reporting segments. Operating earnings and margins were down from 2002 as a result of charges related to its commercial space businesses that were partially offset by improved performance in its Aircraft and Weapon Systems, Network Systems, and Support Systems businesses.

For the fourth quarter, IDS revenues increased to $7.2 billion primarily as a result of significant growth in its Network Systems and Support Systems segments. IDS delivered strong fourth-quarter operating margins of 8.3 percent, up from 8.0 percent in the fourth quarter of 2002.

Aircraft and Weapon Systems delivered another year of excellent profitability. Revenues rose 2 percent to $10.8 billion on increased JDAM and F/A-22 volume, which offset lower rotorcraft deliveries. Performance remained outstanding with operating margins of 13.2 percent net of investment in the 767 Tanker program, up from 12.0 percent in 2002.

Network Systems continued its rapid growth and solid performance in 2003. Revenues rose 16 percent to almost $9.4 billion on increased activity in its Proprietary, Homeland Security, and Future Combat Systems programs. Operating margins remained solid at 6.7 percent on higher revenues and favorable program mix offset by cost growth on DoD satellite programs as well as a non-cash charge taken for the Resource 21 venture in the third quarter. Results for 2002 included a $100 million charge related to the development of the 737 Airborne Early Warning & Control aircraft.

Support Systems also delivered strong growth and excellent profitability in 2003. Revenues increased 21 percent to $4.2 billion on significant increases in spares for tactical aircraft, maintenance and modifications on transport aircraft, and integrated logistic support and services. Operating margins continued to improve, totaling 11.2 percent on higher revenue and strong program performance. During the fourth quarter, Support Systems was awarded the Malcolm Baldridge quality award in recognition of their operational excellence.

Launch and Orbital Systems’ 2003 results were impacted by the continued weakness in commercial space markets and cost growth in its satellite business. Revenues rose 7 percent on higher deliveries of Delta launch vehicles. Operating losses totaled approximately $1.8 billion, primarily reflecting the write-down of goodwill balances in the first quarter and the charge associated with its launch and satellite businesses in the second quarter.

During 2003, IDS captured new business that boosted its year-end contractual backlog to $40.9 billion compared with $36.0 billion at the end of 2002. Unobligated backlog also rose significantly to $50.6 billion. Total IDS backlog, comprised of contractual and unobligated, ended 2003 at $91.5 billion compared with $70.7 billion at the end of 2002.

Boeing Capital Corporation

During 2003, Boeing Capital Corporation (BCC) shifted its strategy to create value by supporting the operations of the Company’s business units while reducing risk. BCC’s performance reflected this new strategy as customer financing portfolio growth slowed over the course of the year. BCC results are summarized in Table 7.

Table 7. Boeing Capital Corporation Operating Results
(Millions)	4th Quarter		% Change	Full Year		% Change
	2003	2002		2003	2002

Revenues	$307	$276	11%	$1,221	$994	23%

Pre-Tax Income(1)	$76	$26	192%	$143	$72	99%

(1)	Includes financing-related interest expense of $110 million and $113 million for 4Q03 and 4Q02, respectively. Full-year financing-related interest expense totaled $442 million for 2003 and $410 million for 2002.

In 2003, BCC annual revenues and pre-tax income increased to $1.2 billion and $143 million, respectively, primarily reflecting the portfolio growth that occurred during the second half of 2002. For the fourth quarter, revenues rose by 11 percent to $307 million as portfolio growth slowed during 2003. Pre-tax income rose to $76 million, driven by a sharp reduction in non-cash charges compared with the fourth quarter of 2002.

BCC’s customer financing portfolio grew slightly in 2003 to $12.2 billion, up from $11.8 billion at the end of 2002. New business volume of approximately $2.0 billion was offset by $1.6 billion of asset run-off and depreciation. In the fourth quarter, BCC’s portfolio balance was unchanged from the $12.2 billion reported at the end of the third quarter as asset run-off and depreciation offset new business volume. The allowance for losses on finance leases and notes receivable at year-end was 4.8 percent compared to 4.6 percent at the end of the third quarter and 3.5 percent at the end of 2002. Leverage, as measured by the ratio of debt-to-equity, dropped sharply to 4.7-to-1, down from 5.2-to-1 at the end of the third quarter and 5.7-to-1 at the end of 2002.

At year end, approximately 80 percent of BCC’s portfolio was related to Boeing products and services (primarily commercial aircraft), up slightly from the end of the third quarter. On January 15, 2004, BCC announced it is assessing strategic options with regard to the future of its Commercial Financing unit.

“Other” Segment

The “Other” segment consists chiefly of the Connexion by BoeingSM, Air Traffic Management, and Boeing Technology units, as well as certain results related to the consolidation of all business units. For 2003, losses from operations were $449 million up slightly from 2002.

Connexion by BoeingSM continues to prepare for launch of commercial service on Lufthansa in March 2004, while Air Traffic Management builds support for a modernized global air traffic management system. During the fourth quarter, Connexion by Boeing signed initial service agreements with Japan Airlines and All Nippon Airways for 10 aircraft each bringing the total number of aircraft under contract for its service to 119.

Pension Update

The Company measures its pension plans using a September 30 year end for financial accounting purposes. For the plan year ending September 30, 2003, investment returns were 17 percent reflecting strong market and plan performance. However, during 2003 interest rates continued to decline. As a result, the Company lowered its discount rate, which is based on interest rates as of September 30, from 6.50 percent to 6.00 percent resulting in a higher estimated actuarial pension liability. In addition, the Company lowered its expected return on plan assets, which reflects expected performance over the long term, from 9.00 percent in 2003 to 8.75 percent in 2004.

Due to these adjustments, the Company decreased its other comprehensive income equity balance by $0.2 billion at the end of 2003 to reflect the additional minimum liability under its pension plans. This after-tax equity charge did not impact cash or earnings and could reverse in future periods should interest rates increase, plan returns remain strong, or The Company makes additional contributions.

During 2003, the Company recognized $147 million in earnings from operations from its pension plans compared with $526 million in 2002. In 2004, the Company expects pension expense to reduce earnings from operations by between $350 million and $400 million. In 2005, the pension impact on earnings will depend on market conditions and discretionary funding, but based upon current assumptions the Company estimates its non-cash pension expense will be between $600 and $700 million.

The Company had no significant required pension funding in 2003 and expects 2004 requirements to be approximately $100 million. However, the Company did make $1.7 billion in discretionary cash contributions to its plans in 2003 and will continue to evaluate additional discretionary funding in 2004. Requirements in 2005 will depend upon market performance and other factors but currently are expected to be less than $500 million. The Company’s pension funding requirements are reflected in its outlook.

Outlook

Table 8 reflects the Company’s current assessment of its financial outlook during the guidance period. Beginning with this release, the Company will provide an outlook for operating cash flow in lieu of free cash flow* guidance in order to completely align the Company’s guidance with GAAP.

Table 8. Financial Outlook (Billions, except per share data)	2004	2005

Revenues	+/-$52	$55–$57

Earnings Per Share (GAAP)	$1.75–$1.95	$1.95–$2.20

Operating Cash Flow	$3.0–$3.5	>$4.5

Strength in defense and intelligence markets is expected to drive revenue and earnings growth in 2004 and 2005 offsetting challenges in the Company’s commercial aviation and space markets and increasing development costs for the 7E7.

The airline industry environment remains mixed with trends varying between carriers and regions. A number of low-cost carriers continue to gain market share, remain profitable and are ordering new airplanes. There have been encouraging signs that the U.S. economy and global air traffic are recovering and airline interest is slowly increasing, although demand for the 717 remains low. However, the timing of a commercial airplane recovery remains uncertain. Currently, the Company expects airplane deliveries to remain roughly flat in 2004 and 2005 and begin increasing in 2006.

Commercial Airplanes’ delivery forecast for 2004 has been revised from an estimated 275 to 290 airplanes to approximately 285 airplanes. Looking ahead, Commercial Airplanes expects deliveries in 2005 to be about the same as 2004. The delivery forecast is essentially sold out for 2004 and over 90-percent sold for 2005. Commercial Airplanes expects demand for aircraft services and spares to remain soft in 2004 due to difficult market conditions before picking up strength in 2005.

At the same time, the Company expects its defense and non-commercial space businesses to perform well in their growing markets. IDS anticipates continued growth and performance in its Network Systems segment, driven by captured programs such as Future Combat Systems and its current business base in missile defense, homeland security, intelligence, and DoD network-centric programs. The Aircraft and Weapon Systems and Support Systems segments are also expected to continue delivering strong results. The Company’s outlook contemplates signing in 2004 the proposed contract to deliver 100 767 tankers to the U.S. Air Force.

The Company’s 2004 revenue outlook is unchanged at +/-$52 billion. Revenue guidance for 2005 is between $55 billion and $57 billion.

Earnings per share guidance for 2004 remains unchanged at $1.75 to $1.95 per share. For 2005, the Company expects earnings per share to be between $1.95 and $2.20.

For 2004, operating cash flow guidance is revised from greater than $3.5 billion to $3.0 to $3.5 billion reflecting the acceleration of certain customer progress payments and advances from 2004 into 2003. The Company forecasts operating cash flow for 2005 to be greater than $4.5 billion. The Company expects capital expenditures in 2004 to be approximately $1 billion and expenditures in 2005 to be approximately $1.5 billion.

The Company expects research and development expenses to be between 3.25 and 3.75 percent of revenue in 2004 and between 3.5 and 4.0 percent in 2005 as spending increases on the 7E7 program.

Boeing’s financial outlook for each of its major segments is shown in Table 9.

Table 9. Segment Financial Outlook
(Billions, except per share data)	2004	2005

Boeing Commercial Airplanes
Deliveries	~ 285	About the Same
Revenues	~ $20	Slightly Higher
Operating Margins	4.5%–5.5%	In the Same Range

Integrated Defense Systems
Revenues
Aircraft and Weapon Systems	$10.8–$11.2	Modest Growth
Network Systems	$10.9–$11.2	Significant Growth
Support Systems	$4.4–$4.8	Moderate Growth
Launch and Orbital Systems	$3.1–$3.4	Modest Growth

Total IDS Revenues	$29.2–$30.6	About 10% Growth

Operating Margins
Aircraft and Weapon Systems	11.7%–12.5%	Continued Strong
Network Systems	8.5%–9.0%	High Single Digit
Support Systems	9.8%–10.5%	Continued Strong
Launch and Orbital Systems	Breakeven	Low Single Digit

Total IDS Operating Margin	9.0%–9.5%	Improving, Slightly Below 10%

Boeing Capital Corporation
Portfolio Growth (Net)	< $0.5	< $0.5
Revenue	~ $1.2	~ $1.2
Return on Assets	~ 1%	> 1%

Non-GAAP Measure Disclosure

The following definitions are provided for non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used by the Company within this disclosure. Boeing does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently.

Adjusted Financial Results

Boeing reports adjusted earnings per share, earnings from operations, and operating margins excluding SFAS 142 goodwill charges. Management believes that because goodwill is a non-cash charge related to past acquisitions, adjusting the Company’s financial results to exclude goodwill provides investors with a clearer perspective on the current underlying operating performance of the Company. Management uses earnings from operations excluding goodwill charges as an internal measure of business operating performance.

Adjusted Earnings per Share

Boeing defines adjusted earnings per share as GAAP earnings per share less SFAS 142 goodwill charges. Table 1 reconciles GAAP EPS and adjusted EPS.

Adjusted Earnings from Operations (or Adjusted Operating Losses)

Boeing defines adjusted earnings from operations as GAAP earnings from operations less SFAS 142 goodwill charges. Tables 2, 5, and 6 reconcile GAAP earnings from operations and adjusted earnings from operations.

Adjusted Operating Margin

Boeing defines adjusted operating margin as the adjusted earnings from operations (defined above) divided by revenues. Tables 2, 5, and 6 reconcile GAAP operating margins and adjusted operating margins.

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant, and equipment, net. GAAP operating cash flow includes inter-company cash received from the sale of aircraft by Commercial Airplanes for customers who receive financing from BCC. In 2003, the contribution to operating cash flow related to customer deliveries of Boeing airplanes financed by BCC totaled approximately $1.7 billion, compared with $2.7 billion for 2002.

GAAP investing cash flow includes a reduction in cash for the intercompany cash paid by BCC to Commercial Airplanes, as well as an increase in cash for amounts received from third parties, primarily customers paying amounts due on aircraft financing transactions. The majority of BCC’s customer financing is funded by debt and cash flow from BCC operations.

Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 3 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements in this release include, but are not limited to, our assessment of the markets for our products, statements discussing the growth of our business segments and statements contained in the “Outlook” section of this release. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the timing and extent of any commercial aviation recovery and its effect on overall production, as well as the impact on production or production rates for specific commercial airplane models (including any reduction in or termination of an aircraft product, including the 717 and 767 models), the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns including the 7E7 and U.S. and foreign government procurement activities, including the timing of procurement of tankers by the U.S. Department of Defense; the cyclical nature of some of our businesses; financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; factors that could result in significant and prolonged disruption to air travel worldwide (including the status of and impacts flowing from continued warfare in Iraq and future terrorist attacks); any additional impacts from the attacks of September 11, 2001; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, including uncertainty regarding government funding of certain programs; changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action, or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings, including U.S. Government proceedings and investigations and commercial litigation related to the Evolved Expendable Launch Vehicle Program and the hiring by the Company of a former government employee; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2002, and Form 10-Q for the periods ending March 31, 2003, June 30, 2003, and September 30, 2003.

# # #

Contact:

Investor Relations: Dave Dohnalek or Bob Kurtz (312) 544-2140

Communications:   John Dern or Anne Eisele (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Twelve months ended December 31		Three months ended December 31

	2003	2002	2003	2002

Sales and other operating revenues	$50,485	$54,061	$13,214	$13,695
Cost of products and services	(43,888)	(45,578)	(11,253)	(11,450)
Boeing Capital Corporation interest expense	(442)	(410)	(110)	(113)

	6,155	8,073	1,851	2,132
Income/(loss) from operating investments, net	28	(49)	(5)	(82)
General and administrative expense	(2,768)	(2,534)	(627)	(626)
Research and development expense	(1,651)	(1,639)	(439)	(424)
Gain/(loss) on dispositions, net	7	44	(5)	(2)
Share-based plans expense	(456)	(447)	(108)	(114)
Goodwill impairment	(913)
Impact of September 11, 2001, recoveries/(charges)	21	2	5	36

Earnings from operations	423	3,450	672	920
Other income/(expense), net	444	50	398	10
Interest and debt expense	(358)	(320)	(90)	(81)

Earnings before income taxes	509	3,180	980	849
Income tax (expense)/benefit	189	(861)	132	(259)

Net earnings before cumulative effect of accounting change	698	2,319	1,112	590
Cumulative effect of accounting change, net of tax		(1,827)

Net earnings	$698	$492	$1,112	$590

Basic earnings per share before cumulative effect of accounting change	$0.87	$2.90	$1.39	$0.74
Cumulative effect of accounting change, net of tax		(2.28)

Basic earnings per share	$0.87	$0.62	$1.39	$0.74

Diluted earnings per share before cumulative effect of accounting change	$0.86	$2.87	$1.37	$0.73
Cumulative effect of accounting change, net of tax		(2.26)

Diluted earnings per share	$0.86	$0.61	$1.37	$0.73

Cash dividends paid per share	$0.68	$0.68	$0.17	$0.17

Average diluted shares (millions)	808.9	808.4	809.2	807.8

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

	December 31 2003	December 31 2002
(Dollars in millions except per share data)

Assets

Cash and cash equivalents	$4,633	$2,333
Accounts receivable	4,474	5,007
Current portion of customer and commercial financing	857	1,289
Income taxes receivable	201
Deferred income taxes	1,713	2,042
Inventories, net of advances, progress billings and reserves	5,338	6,184

Total current assets	17,216	16,855
Customer and commercial financing, net	12,094	10,922
Property, plant and equipment, net	8,432	8,765
Goodwill	1,913	2,760
Other acquired intangibles, net	1,035	1,128
Prepaid pension expense	8,542	6,671
Deferred income taxes	1,242	2,272
Other assets	2,519	2,969

	$52,993	$52,342

Liabilities and Shareholders’ Equity

Accounts payable and other liabilities	$13,563	$13,739
Advances in excess of related costs	3,464	3,123
Income taxes payable	255	1,134
Short-term debt and current portion of long-term debt	1,144	1,814

Total current liabilities	18,426	19,810
Accrued retiree health care	5,745	5,434
Accrued pension plan liability	6,629	6,271
Deferred lease income	775	542
Long-term debt	13,299	12,589
Shareholders’ equity:
Common shares, par value $5.00 — 1,200,000,000 shares authorized; Shares issued — 1,011,870,159 and 1,011,870,159	5,059	5,059
Additional paid-in capital	2,880	2,141
Treasury shares, at cost — 170,383,053 and 171,834,950	(8,322)	(8,397)
Retained earnings	14,387	14,262
Accumulated other comprehensive income	(4,145)	(4,045)
ShareValue Trust shares — 41,203,694 and 40,373,809	(1,740)	(1,324)

Total shareholders’ equity	8,119	7,696

	$52,993	$52,342

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Twelve months ended December 31

(Dollars in millions)	2003	2002	2001

Cash flows - operating activities:
Net earnings	$698	$492	$2,827
Adjustments to reconcile net earnings/(loss) to net cash provided/(used) by operating activities:
Non-cash items:
Impairment of goodwill	913	2,410
Share-based plans expense	456	447	378
Depreciation	1,356	1,409	1,441
Amortization of other acquired intangibles	94	88	302
Amortization of debt discount/premium and issuance costs	18	12	9
Pension income	(147)	(526)	(802)
Investment/asset impairment charges, net	155	357	438
Customer and commercial financing valuation provision	234	219	42
Gain on dispositions, net	(7)	(44)	(21)
Other charges and credits, net	63	(17)	(1)
Changes in assets and liabilities –
Accounts receivable	398	(155)	342
Inventories, net of advances, progress billings and reserves	368	1,371	(186)
Accounts payable and other liabilities	(147)	(823)	300
Advances in excess of related costs	341	(898)	504
Income taxes receivable, payable and deferred	299	322	(762)
Deferred lease income	233	(80)	622
Prepaid pension expense	(1,728)	(340)	(19)
Other acquired intangibles, net			(1,494)
Accrued retiree health care	311	67	227
Other	(10)	(75)	(412)

Net cash provided by operating activities	3,898	4,236	3,735

Cash flows - investing activities:
Customer financing and properties on lease, additions	(2,189)	(2,840)	(4,900)
Customer financing and properties on lease, reductions	1,225	789	1,283
Property, plant and equipment, net additions	(741)	(1,001)	(1,189)
Acquisitions, net of cash acquired	289	(22)	(22)
Proceeds from dispositions	186	157	152
Contributions to investment in strategic and non-strategic operations	(102)	(505)	(96)
Proceeds from investment in strategic and non-strategic operations	255	140	142

Net cash used by investing activities	(1,077)	(3,282)	(4,630)

Cash flows - financing activities:
New borrowings	2,042	2,814	4,567
Debt repayments	(2,024)	(1,564)	(1,129)
Common shares purchased			(2,417)
Stock options exercised, other	33	67	79
Dividends paid	(572)	(571)	(582)

Net cash (used)/provided by financing activities	(521)	746	518

Net increase/(decrease) in cash and cash equivalents	2,300	1,700	(377)
Cash and cash equivalents at beginning of year	2,333	633	1,010

Cash and cash equivalents at end of year	$4,633	$2,333	$633

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

	Twelve months ended December 31		Three months ended December 31

(Dollars in millions)	2003	2002	2003	2002

Revenues:
Commercial Airplanes	$22,408	$28,387	$5,843	$6,349
Integrated Defense Systems:
Aircraft and Weapon Systems	10,766	10,569	2,589	2,842
Network Systems	9,384	8,113	2,870	2,535
Support Systems	4,219	3,484	1,182	967
Launch and Orbital Systems	2,992	2,791	605	668

Total Integrated Defense Systems	27,361	24,957	7,246	7,012
Boeing Capital Corporation	1,221	994	307	276
Other	870	536	219	177
Accounting differences/eliminations	(1,375)	(813)	(401)	(119)

Operating revenues	$50,485	$54,061	$13,214	$13,695

Earnings from operations:
Commercial Airplanes	$707	$2,017	$471	$484
Integrated Defense Systems:
Aircraft and Weapon Systems	1,422	1,269	318	293
Network Systems	626	546	240	216
Support Systems	472	376	139	106
Launch and Orbital Systems	(1,754)	(182)	(94)	(56)

Total Integrated Defense Systems	766	2,009	603	559
Boeing Capital Corporation	143	72	76	26
Other	(449)	(432)	(200)	(142)
Accounting differences/eliminations	57	424	7	180
Share-based plans expense	(456)	(447)	(108)	(114)
Unallocated expense	(345)	(193)	(177)	(73)

Earnings from operations	423	3,450	672	920
Other income/(expense), net	444	50	398	10
Interest and debt expense	(358)	(320)	(90)	(81)

Earnings before income taxes	509	3,180	980	849
Income tax (expense)/benefit	189	(861)	132	(259)

Net earnings before cumulative effect of accounting change	$698	$2,319	$1,112	$590

Effective income tax rate	(37.1%)	27.1%	(13.5%)	30.5%

Research and development expense:
Commercial Airplanes	$676	$768	$190	$155
Integrated Defense Systems:
Aircraft and Weapon Systems	360	304	94	103
Network Systems	195	132	55	36
Support Systems	59	43	12	10
Launch and Orbital Systems	232	263	51	81

Total Integrated Defense Systems	846	742	212	230
Other	129	129	37	39

Total research and development expense	$1,651	$1,639	$439	$424

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Twelve months				4th Quarter

Commercial Airplanes	2003		2002		2003		2002

717	12	(11)	20		3	(3)	7
737 Next-Generation*	173		223	(2)	47		54
747	19	(1)	27	(1)	5	(1)	8
757	14		29		1		4
767*	24	(5)	35	(1)	3	(1)	7
777	39		47		12		6

Total	281		381		71		86

*        Intercompany deliveries included in the above:

-        Full year 2003 — two C-40 737 aircraft, one Wedgetail AEW&C System 737 aircraft, and one 767 Tanker Transport non-United States Air Force (USAF) aircraft.

-        Full year 2002 — three C-40 737 aircraft.

-        4Q 2003 — 0

-        4Q 2002 — one Project Wedgetail AEW&C aircraft

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems

Aircraft and Weapon Systems:
Chinook International New Builds	—		7		—		1
Apache (New Builds)	—		15		—		—
F/A-18E/F	44		40		10		10
T-45TS	12		14		1		4
F-15	4		3		1		1
C-17	16		16		3		4
C-40	1		3		—		2
Network Systems
Satellites:	1		—		1		—

Launch and Orbital Systems:
Delta II	4		3		—		—
Delta IV	2		1		—		1
Satellites	3		6		—		2

Contractual backlog (Dollars in billions)			December 31 2003		September 30 2003		December 31 2002

Commercial Airplanes			$63.9		$65.1		$68.2
Integrated Defense Systems:
Aircraft and Weapon Systems			19.4		18.3		15.9
Network Systems			11.7		5.8		6.7
Support Systems			5.9		5.5		5.2
Launch and Orbital Systems			3.9		4.8		8.2

Total Integrated Defense Systems			40.9		34.4		36.0

Total contractual backlog			$104.8		$99.5		$104.2

Unobligated backlog			$50.6		$44.3		$34.7

Workforce			157,000		156,000		166,000